Securities and Exchange Commission

                      Washington, DC  20549

                            Form 8 - K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        February 18, 1999

                  Sterling Financial Corporation
      (Exact name of registrant as specified in its charter)


       Pennsylvania                   0-16276               23-2449551
(State or other jurisdiction   (Commission File Number)    (IRS Employer
     of incorporation)                                   Identification No.)

   101 North Pointe Boulevard, Lancaster, Pennsylvania          17601-4133
      (Address of principal executive offices)                  (Zip Code)


Registrant's Telephone number, including area code (717) 581-6030

                        N/A
  (Former name or former address, if changed since last report)


ITEM 5 - OTHER EVENTS

On February 10, 1999, the Registrant, Sterling Financial Corporation ("Sterling"), signed a definitive agreement to acquire Northeast Bancorp, Inc. ("Northeast Bancorp"), a Delaware corporation and a Maryland bank holding company, and its wholly-owned subsidiary, First
National Bank of North East ("First National"), an $82 million community bank based in North East, Maryland. The transaction is subject to obtaining regulatory and Northeast Bancorp shareholder approval and, therefore, the final closing is not expected until mid year 1999.

The acquisition will be effected by the merger of Northeast Bancorp with and into Sterling Financial Interim Acquisition Corporation, a wholly-owned subsidiary of Sterling. The surviving corporation shall be Sterling Financial Interim Acquisition Corporation, which will change its name to "Northeast Bancorp, Inc." First National will become a wholly-owned subsidiary of Sterling.

Under the terms of the merger, Northeast Bancorp shareholders will receive 2 shares of Sterling Common Stock for each share of Northeast Bancorp's common stock.

On February 10, 1999, the Registrant issued a press release announcing the foregoing agreement, which press release is attached as Exhibit 99 hereto and incorporated herein by reference.


ITEM 7 - Financial Statements and Exhibits.

        (a) Not Applicable.

        (b) Not Applicable.

        (c) Exhibits:

          99  Press Release of Registrant, dated February 10, 1999,
              re: Registrant's Acquisition of Northeast Bancorp, Inc. and its wholly-owned subsidiary, First National Bank of Northeast

                              SIGNATURES

Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        Sterling Financial Corporation

                                        By:
                                        John E. Stefan, Chairman of the Board,
                                        President and Chief Executive Officer



DATE      February 18, 1999


                                          EXHIBIT INDEX


                                                     Page Number
                                                     in Manually
Exhibit                                              Signed Original

 99           Press Release of Registrant, dated          ---
                February 10, 1998
                re: Registrant's Acquisition of
                Northeast Bancorp, Inc. and its
                wholly-owned subsidiary, First
                National Bank of North East



                          Exhibit 99
For Immediate Release
Contact:  John E. Stefan, Chairman and President,
           Sterling Financial - (717) 581-6030
          John E. Hughes, President, First National
           Bank of North East   (410) 287-5000

     STERLING FINANCIAL ANNOUNCES AGREEMENT TO PURCHASE
                      NORTHEAST BANCORP

LANCASTER, PA (February 10, 1999)    Sterling Financial Corporation
(NASDAQ: SLFI), the bank holding company of Bank of Lancaster
County, N.A., announced today the execution of an agreement to acquire Northeast Bancorp, Inc., the parent company of First National Bank of North East, based in Maryland. The purchase, which is subject to regulatory approval, will give Sterling Financial its first banking presence outside of Pennsylvania.

Under the terms of the agreement, Northeast Bancorp shareholders will receive two shares of Sterling Financial common stock for each share of Northeast Bancorp's common stock in a tax-free exchange. Based upon a recent trading price for Sterling Financial of $36.00 per share, the transaction represents an exchange value of $72.00 for each common share of Northeast Bancorp stock, and an aggregate transaction value of approximately $24,400,000. Upon completion of the acquisition, the combined company will have total assets of over $1 billion. The acquisition is expected to be accounted for as a pooling.

Northeast Bancorp is an $82 million bank holding company for First National Bank of North East, with four branches located in Cecil
County, Maryland. Established in 1903, First National Bank of North East will continue to operate as a separate bank after the acquisition, retaining its name and the bank's local decision-making structure.

John Stefan, Chairman and President of Sterling Financial stated, "It's gratifying that in these days of mega mergers and acquisitions by large, impersonal banks, two community banks can join forces for the benefit of the shareholders and customers. This partnership is a natural fit for both of our companies, and we are excited about the opportunity to maximize existing synergies in our adjacent markets."

John Hughes, President of First National Bank of North East stated, "We are extremely pleased to affiliate ourselves with Sterling Financial. Our two organizations share the same core values and a strong commitment to responsive, community banking. I am confident that our customers, employees and shareholders will benefit by this affiliation with one of the truly exceptional banks in this region."

Sterling Financial, a one-bank holding company with assets of $919 million, is the holding company for Bank of Lancaster County. Established in 1863, Bank of Lancaster County provides a complete range of personal and business banking products and financial services through 31 offices in south central Pennsylvania, as well as leasing services through the bank's wholly-owned subsidiary, Town & Country, Inc.

Effective December 1998, the Board of Directors of Sterling Financial Corporation terminated the Common Stock Repurchase Program that was previously approved on July 28, 1998.